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Exhibit 3.17

        CORNELL COMPANIES MANAGEMENT SERVICES
LIMITED PARTNERSHIP
(A Delaware Limited Partnership)

LIMITED PARTNERSHIP AGREEMENT

THESE PARTNERSHIP INTERESTS HAVE NOT BEEN REGISTERED
UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR
PURSUANT TO THE PROVISIONS OF ANY STATE SECURITIES ACT

CERTAIN RESTRICTIONS ON TRANSFERS OF INTERESTS ARE SET FORTH HEREIN

i

8.4 Tax Matters Partner	16
8.5 Fiscal Year	16
ARTICLE IX DISSOLUTION, LIQUIDATION AND TERMINATION OF THE PARTNERSHIP	16
9.1 Events Causing Dissolution.	19
9.2 Liquidation; Sale of Substantially all of the Assets.	17
9.3 Distributions in Kind	17
ARTICLE X POWER OF ATTORNEY	18
10.1 Appointment of the General Partner as Attorney-in-Fact.	18
ARTICLE XI MISCELLANEOUS	18
11.1 Notices	18
11.2 Governing Law; Submission to Jurisdiction	18
11.3 Successors and Assigns	19
11.4 Entire Agreement	19
11.5 Amendments	19
11.6 Severability	19
11.7 Gender and Number	19
11.8 Exhibits and Schedules	19
11.9 Creditors Not Benefited	19
11.10 Captions	19
11.11 Counterparts	19
11.12 Estoppel Certificate	19

ii

AGREEMENT OF LIMITED PARTNERSHIP
OF
CORNELL COMPANIES MANAGEMENT SERVICES LIMITED PARTNERSHIP

        This Agreement dated effective as of the 18th day of December, 2001, is made and entered into by and among Cornell Companies Management, LLC, a Delaware limited liability company, as General Partner, and the Person listed on the signature pages attached hereto, as a Limited Partner, and such Persons who become Partners of the Partnership as hereinafter provided.

ARTICLE I

DEFINITIONS

        The following definitions shall for all purposes, unless otherwise clearly indicated, apply to the terms used in this Agreement:

          "Additional Capital Contribution" means, as to any Partner, any amount contributed, required to be contributed or deemed to be contributed to the capital of the Partnership by the Partner pursuant to Section 3.1(b).

          "Adjusted Capital Account" means, with respect to any Partner, such Partner's Capital Account as of any relevant date after giving effect to the following adjustments:

            (a)   (a) Credit to such Capital Account any amounts which such Partner is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5); and

            (b)   (b) Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

          The foregoing definition of "Adjusted Capital Account" is intended to comply with the provisions of Treasury Regulations Sections 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted consistently therewith.

          "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in that Partner's Adjusted Capital Account.

          "Affiliate" means, with respect to any party hereto, (a) any person controlled by, controlling, or under common control with such party,. (b) any person owning or controlling twenty percent (20%) or more of the outstanding voting securities of such party, (c) any officer, director, partner or manager of such party or of any Person specified in (a) or (b) above, and (d) any Entity in which any officer, director, partner or manager of such party is an officer, director or manager.

          "Agreement" means this Agreement of Limited Partnership, as may be amended or supplemented from time to time.

          "Assignee" means a Person or Entity to whom a Limited Partner's Partnership Interest has been transferred, by assignment or otherwise, and who thereby has an interest in the Partnership equivalent to that of a Limited Partner but (a) limited to the rights and obligations appurtenant to a Partnership Interest as a Limited Partner to share in the income, loss and distributions, including liquidating distributions and (b) otherwise subject to the limitations under the Partnership Act on the rights of an assignee who has not become a substituted Limited Partner in accordance with this Agreement.

          "Available Funds" means Partnership cash on hand, as of the date of the computation and as determined by all of the Partners, including (without limitation) cash derived from any one or more of the following sources: (a) Capital Contributions of the Partners made pursuant to the terms of this Agreement, (b) all Partnership operating income and (c) the proceeds from any sale, financing, refinancing, condemnation or casualty.

          "Bankruptcy" or "Bankrupt" means any Person who is insolvent, who has filed a voluntary petition in bankruptcy or against whom a third party has filed an involuntary petition in bankruptcy and the same has not been dismissed within thirty (30) days.

          "Book Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except (a) the initial Book Value of any asset contributed by a Partner to the Partnership shall be the fair market value of such asset, as determined by all of the Partners; (b) the Book Value of all Partnership assets shall be adjusted in the event of a revaluation as provided in Section 3.5(d); (c) the Book Value of any Partnership asset distributed to any Partner shall be the fair market value of such asset on the date of distribution as determined by all of the Partners; and (d) such Book Value shall be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

          "Capital Account" means with respect to any Partner, the account maintained for such Partner in a manner which the General Partner determines is in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv).

          "Capital Contributions" means the total of all capital contributions of the Partners pursuant to Section 3.1, including, but not limited to, the Initial Capital Contributions and the Additional Capital Contributions.

          "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of Delaware pursuant to Section 2.4, as amended from time to time.

          "Code" means the United States Internal Revenue Code of 1986, as amended from time to time.

          "Corporate Services Agreement" means the agreement among the Partnership and the Clients (as defined therein) to perform the Services (as defined therein), the form of which is attached as Exhibit A.

          "Depreciation" means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period (as a result of property contributions or adjustments to such values), Depreciation shall be adjusted as necessary so as to be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period is zero, Depreciation for such year or other period shall be determined with reference to such beginning Book Value using any reasonable method selected by the General Partner.

          "Disposition" means, with respect to any asset (including, but not limited to, Partnership Interests or any portion thereof), a sale, assignment, transfer, conveyance, gift, exchange, or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of law.

          "Distributable Cash Flow" means, cash available to the Partnership from any source (other than proceeds of liquidation) after (i) paying or making adequate provision for any debts or liabilities of the Partnership or any Operating Cash Expenses and (ii) establishing reserves to meet current or reasonably expected obligations of the Partnership to the extent that the General Partner shall determine such reserves to be reasonably necessary or advisable.

          "Entity" means any Person other than a natural person.

          "Fiscal Year" means the fiscal year of the Partnership as established in Section 8.6 hereof.

          "General Partner" means Cornell Companies Management, LLC, a Delaware limited liability company, or any successor or successors to all or any part of such General Partner's interest, each in the capacity as a general partner of the Partnership.

          "Initial Capital Contribution" means, as to any Partner, the amount contributed to the capital of the Partnership by a Partner pursuant to Section 3.1(a).

          "Limited Partner" means each Person or Entity who executes this Agreement and is reflected as a Limited Partner below or who becomes an additional or substituted Limited Partner pursuant to this Agreement, each in the capacity as a limited partner of the Partnership.

          "Majority in Interest" means, with respect to any group of Partners, a combination of such partners who, in the aggregate, own more than fifty percent (50%) of the Sharing Ratios owned by all of such group of Partners.

          "Minimum Gain" means, with respect to all nonrecourse. liabilities of the Partnership, the minimum amount of gain that would be realized by the Partnership if the Partnership disposed of the Partnership property subject to such liability in full satisfaction thereof computed in accordance with Treasury Regulations Section 1.704-2(d).

          "Minimum Gain Share" means, for each Partner, such Partner's share of Minimum Gain for the Fiscal Year (after taking into account any decrease in Minimum Gain for such year), such share to be determined under Treasury Regulations Section 1.704-2(g).

          "Nonrecourse Deductions" means, for each Fiscal Year or other period, an amount of Partnership deductions that are characterized as "nonrecourse deductions" under Treasury Regulations Section 1.704-2(c).

          "Operating Cash Expenses" means, with respect to any Fiscal Year, the amount of cash disbursed by the Partnership in such period in the ordinary course of its business, including, without limitation, the principal and interest payments on all debt, if any, and such other principal and interest payments required to be made in connection with any loan to the Partnership or any loan secured by a lien on any of the Partnership's property, but not including distributions to any Partner in respect of such Partner's Partnership Interest.

          "Partner" means a General Partner or a Limited Partner.

          "Partner Nonrecourse Debt" means any nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) of the Partnership for which any Partner bears the economic risk of loss, in accordance with Treasury Regulations Sections 1.704-2(b)(4) and 1.752-2.

          "Partner Nonrecourse Debt Minimum Gain" means, for each Partner, the amount of Minimum Gain for the Fiscal Year or other period attributable to such Partner's Partner Nonrecourse Debt determined in accordance with Treasury Regulations Section 1.704-2(i)(2).

          "Partner Nonrecourse Deductions" means any Losses or other losses or deductions of the Partnership that must be allocated to a Partner who bears the economic risk of loss for the partner nonrecourse liability to which the Losses or other losses or other deductions relate, determined in accordance with Treasury Regulations Section 1.704-2(i)(1).

          "Partnership" means the limited partnership established by this Agreement.

          "Partnership Act" means the Delaware Revised Uniform Limited Partnership Act, as from time to time amended or superceded.

          "Partnership Interest" means with respect to any Partner, all of such Partner's ownership interest as a Limited Partner or General Partner in the Partnership at any particular time including all of the rights and obligations of such Partner under this Agreement and the Partnership Act.

          "Person" or "Person" means an individual, a corporation, a sole proprietorship, a partnership, a limited liability company, an association, a trust, a joint venture, or any other entity or organization.

          "Profits" and "Losses" means, for each Fiscal Year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

            (a)   Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

            (b)   Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

            (c)   Gain or loss resulting from any Disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property Disposed of, notwithstanding that the adjusted tax basis of such property differs from such Book Value;

            (d)   In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of "Depreciation" herein; and

            (e)   Notwithstanding any other provision of this definition, any items which are specifically allocated pursuant to Section 4.2(c) shall not be taken into account in computing Profits and Losses.

          "Sharing Ratio" means with respect to any Partner, the percentage assigned to such Partner in accordance with Section 3.6.

          "Treasury Regulations" means the Income Tax Regulations promulgated under the Code, as such regulations. may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II

GENERAL PROVISIONS

        2.1    Formation of the Partnership.    The Partners hereby form a limited partnership pursuant to the Partnership Act.

        2.2    Name.    The name of the Partnership is Cornell Companies Management Services Limited Partnership. The business of the Partnership shall be conducted under its name, or any other name as determined by the General Partner to be in the best interest of the Partnership.

        2.3    Principal Office, Registered Agent, Registered Office.    The principal office of the Partnership shall be at 1700 West Loop South, Suite 1500, Houston, Texas. The initial registered agent and registered office of the Partnership are set forth in the Certificate of Limited Partnership. The General Partner may at any time change the location of the Partnership's office and may establish additional offices, if it deems advisable. The General Partner shall promptly give the Limited Partners written notice of any change in location of the principal office of the Partnership.

        2.4    Term.    The Partnership shall commence business on the date of the original filing of the Certificate of Limited Partnership and its existence shall be perpetual unless terminated sooner as herein provided.

        2.5    Other Acts and Filings.    The Partners shall from time to time execute or cause to be executed all such certificates or other documents, and do or cause to be done all such filing, recording, publishing or other acts, as the General Partner may deem to be appropriate to comply with the requirements of law for the formation and/or operation of a limited partnership in the State of Delaware and all other jurisdictions where the Partnership shall desire to conduct business and to preserve the limited liability of the Limited Partners to the fullest possible extent.

        2.6    Purposes and Character of Business; Powers.    The purposes and character of the business of the Partnership are to perform the Services, as defined in the Corporate Services Agreement, and to transact any lawful business that may be conducted by a Delaware limited partnership. The Partnership shall carry out the foregoing activities pursuant to the arrangements set forth in this Agreement.

ARTICLE III

CAPITAL CONTRIBUTIONS

        3.1    Capital Contributions of the Partners.

          (a)    Initial Capital Contributions.    Upon formation of the Partnership, each of the Partners shall contribute cash or property to the Partnership in the amount and in the manner set forth as the Initial Capital Contribution of such Partner on Schedule 1 attached hereto and hereby made apart hereof. Such cash or property shall be the Initial Capital Contributions of the Partners to the Partnership and, upon making such contribution, each Partner shall receive its Partnership Interest and its Sharing Ratio. The Partners agree to make their respective Initial Capital Contributions.

          (b)    Additional Capital Contributions.    No Partner shall be required to make Additional Capital Contributions to the Partnership. However, at the request of the General Partner, the Limited Partners may make Additional Capital Contributions to the Partnership for any reason the General Partner determines to further the business of the Partnership. Upon the contribution of an Additional Capital Contribution, such contributing Partner shall receive a credit to its Capital Account in the amount of such contribution.

          (c)        If any Partner makes a payment directly to a creditor or another Partner in satisfaction of any indebtedness of the Partnership pursuant to any indemnity, guaranty or contribution obligation of such Partner which has been approved by the General Partner in respect of Partnership indebtedness, or if any collateral interest granted by such Partner to such creditor or other Partner which has been approved by the General Partner to secure any such indebtedness shall be foreclosed and the proceeds of such foreclosure shall be applied to reduce or satisfy such indebtedness and any foreclosure-related expenses, such Partner shall be deemed to have made an Additional Capital Contribution equal to such amount.

        3.2    Partnership Capital.

          (a)   Except as may be otherwise specifically provided in this Agreement, no Partner shall be paid interest on any Capital Contribution to the Partnership.

          (b)   No Partner shall have the right to demand or withdraw all or any part of its Capital Contribution or to receive any return on any portion of its Capital Contribution, except as may be otherwise specifically provided in this Agreement.

          (c)   Under circumstances involving a return of any Capital Contribution, no Partner shall have the right to receive property other than cash.

          (d)   Except as otherwise expressly provided herein, no Partner shall have any priority over any other Partner as to the return of its contributions to capital or as to compensation byway of income.

        3.3    Liability of Partners.

          (a)   No Limited Partner shall be liable for the debts, liabilities, contracts or any other obligation of the Partnership, except to the extent expressly provided herein or in the Partnership Act. No Partner shall be liable for the debts or liabilities of any other Partner.

          (b)   No Partner shall be required to contribute to the capital of, or loan, the Partnership any funds.

          (c)   The General Partner shall not be liable for the return of all or any portion of the Capital Contributions of any Partner.

        3.4    Loans by Partners or Affiliates.    Subject to obtaining any approvals required under this Agreement for the Partnership to borrow funds, any Partner or Affiliate may (but shall not be obligated to) at any time, upon obtaining the consent of the General Partner, loan money to the Partnership to finance Partnership operations, to finance or refinance the assets of the Partnership, to pay the debts and obligations of the Partnership, or for-any other Partnership purpose. If any Partner or an Affiliate lends funds to the Partnership, such Partner or Affiliate shall be entitled to receive interest on such loan at an interest rate to be agreed upon by such Partner or Affiliate and the General Partner.

        3.5    Capital Accounts.

          (a)   A Capital Account shall be established and maintained for each Partner.

          (b)   A Partner's Capital Account shall be credited with (i) the amount of cash and the initial Book Value of any property contributed by such Partner to the Partnership, including, but not limited to, any and all Capital Contributions, (ii) such Partner's allocable share of Profits, income and gain and (iii) the amount of any Partnership liabilities that are expressly assumed by such Partner or that are secured by any Partnership property distributed to such Partner.

          (c)   A Partner's Capital Account shall be debited with (i) the amount of cash and the Book Value of any Partnership property distributed to such Partner pursuant to any provision of this Agreement, (ii) such Partner's allocable share of Losses, deductions and other losses and (iii) the amount of any liabilities of such Partner that are expressly assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

          (d)   Upon the occurrence of certain events (as described in Treasury Regulations Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(4) and 1.704-2), the General Partner may increase or decrease the Capital Accounts of the Partners to reflect a revaluation of Partnership property on the Partnership's books.

          (e)   The Capital Account of each Partner shall be determined after giving effect to all transactions which have been effected prior to the time when such determination is made giving rise to the allocation of Profits and Losses and to all contributions and distributions theretofore made. Any Person who acquires a Partnership Interest directly from a Partner, or whose

  Partnership Interest shall be increased by means of a transfer to it of all or part of the interest of another Partner, shall have a Capital Account which includes the Capital Account balance of the Partnership Interest so acquired or transferred.

          (f)    In the event that any Partner makes a loan to the Partnership, such loan shall not be considered a contribution to the capital of the Partnership and shall not increase the Capital Account of the lending Partner. Repayment of such loans shall not be deemed withdrawals from the capital of the Partnership.

          (g)   Any fees, salary or similar compensation payable to a Partner pursuant to this Agreement shall be deemed a guaranteed payment for federal income tax purposes and not a distribution to such Partner for such purposes. Such payments to a Partner shall not reduce the Capital Account of such Partner, except to the extent of its distributive share of any Partnership Losses or other downward capital adjustment resulting from such payment.

          (h)   From time to time the General Partner may make such modifications to the manner in which the Capital Accounts are computed to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 provided that such modification is not likely to have a material effect on the amounts distributable to any Partner pursuant to this Agreement.

          (i)    The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

          (j)    No Partner shall be obligated to restore a deficit balance in its Capital Account upon dissolution of the Partnership or upon liquidation of its interest in the Partnership, whichever is earlier.

        3.6    Sharing Ratios.    The Sharing Ratio of each Partner is set forth opposite its respective name on Schedule 1, attached hereto and hereby made a part of this Agreement. The Sharing Ratios set forth on Schedule 1 may be amended from time to time by the General Partner to reflect any adjustments to such Sharing Ratios as provided in this Agreement.

        3.7    Partnership Debt.    The Partnership will endeavor to obtain financing on a nonrecourse basis as to any individual Partner. However, in the event any debt obligation of the Partnership requires a guarantee of a Partner or the posting of a letter of credit, and all of the Partners do not agree upon request of the General Partner to guarantee such Partnership obligation and/or post such letter of credit in proportion to its Sharing Ratio, then. any Partner guaranteeing such obligation or posting such letter of credit may receive a reasonable fee for such guarantee or letter of credit in an amount determined by such Partner and the General Partner.

ARTICLE IV

ALLOCATIONS AND DISTRIBUTIONS

        4.1    Distributions.    Except as otherwise provided in Section 9.2, Distributable Cash Flow shall be distributed to the Partners in accordance with their respective Sharing Ratios, at such times and in such amounts as determined by the General Partner.

        4.2    Allocations of Profits and Losses.

          (a)    Profits.    Except as provided in Section 4.2(c), Profits for any Fiscal Year will be allocated to the Partners in accordance with their respective Sharing Ratios.

          (b)    Losses.    Except as provided in Section 4.2(c), Losses for any Fiscal Year will be allocated to the Partners in accordance with their respective Sharing Ratios.

          (c)    Special Allocations.    Except as otherwise provided in this Agreement, the following special allocations will be made in the following order and priority:

            (1)    Partnership Minimum Gain Chargeback.    Notwithstanding any other provision of this Section, if there is a net decrease in Partnership Minimum Gain during any taxable. year or other period for which allocations are made, the Partners will be specially allocated items of Partnership income and gain for that period (and, if necessary, subsequent periods). The amount allocated to each Partner under this Section 4.2(c)(1) shall be an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain during such year or other period determined in accordance with Treasury Regulations Section 1.704-2(g)(2). This Section 4.2(c)(1) is intended to comply with the partnership minimum gain chargeback requirements of the Treasury Regulations and the exceptions thereto and will be interpreted consistently therewith.

            (2)    Partner Nonrecourse Debt Minimum Gain Chargeback.    Notwithstanding any other provision of this Section (other than Section 4.2(c)(1) which shall be applied first), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any taxable year or other period for which allocations are made, any Partner with a share of such Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt (determined under Treasury Regulations Section 1.704-(2)(i)(5)) as of the beginning of the year shall be specially allocated items of Partnership income and gain for that period (and, if necessary, subsequent periods) in proportion to the portion of such Partner's share of the net decrease in the Partner Nonrecourse Debt Minimum Gain with respect to such Partner Nonrecourse Debt that is allocable to the Disposition of Partnership property subject to such Partner Nonrecourse Debt. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(g). This Section is intended to comply with the partner nonrecourse debt minimum gain chargeback requirements of the Treasury Regulations and the exceptions thereto and shall be interpreted consistently therewith.

            (3)    Qualified Income Offset.    A Partner who unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations Sections 1.704-I (b)(2)(ii)(d)(4), (5) or (6) will be specially allocated items of Partnership income and gain in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Partner as quickly as possible.

            (4)    Nonrecourse Deductions.    Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated among the Partners in accordance with each Partner's Sharing Ratio.

            (5)    Partner Nonrecourse Deductions.    Notwithstanding anything to the contrary in this.Agreement, any Partner Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which the Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

            (6)    Code Section 754 Adjustments.    To the extent an adjustment to the adjusted tax basis of any Partnership asset under Code Sections 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the gain or loss will be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

            (7)    Depreciation Recapture.    In the event there is any recapture of Depreciation or investment tax credit, the allocation of gain or income attributable to such recapture shall be shared by the Partners in the same proportion as the deduction for such Depreciation or investment tax credit was shared.

            (8)    Reallocation.    To the extent Losses allocated to a Partner would cause the Partner to have an Adjusted Capital Account Deficit at the end of any Fiscal Year, the Losses will be reallocated to the General Partner. If the General Partner receives an allocation of Losses otherwise allocable to a Limited Partner in accordance with this Section, such General Partner shall be allocated Profits in subsequent Fiscal Years necessary to reverse the effect of such allocation of Losses. Such allocation of Profits (if any) shall be made before any allocations under Section 4.2(a) but after any other allocations under Section 4.2(c).

            (9)    Interest in Partnership.    Notwithstanding any other provision of this Agreement, no allocation of Profit or Loss or item of Profit or Loss will be made to a Partner if the allocation would not have "economic effect" under Treasury Regulations Section 1.704-1(b)(2)(ii) or otherwise would not be in accordance with the Partner's interest in the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(3) or 1.704-1(b)(4)(iv). The General Partner will have the authority to reallocate any item in accordance with this Section 4.2(c)(9).

          (d)    Curative Allocations.    The allocations set forth in Sections 4.2(c)(l) through f (the "Regulatory Allocations") are intended to comply with certain requirements of Treasury Regulations Section 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Partners intend to divide Partnership distributions. Accordingly, the General Partner is authorized to further allocate Profits, Losses, and other items among the Partners so as to prevent the Regulatory Allocations from distorting the manner in which Partnership distributions would be divided among the Partners under Sections 4.1 and 9.2 but for application of the Regulatory Allocations. In general, the reallocation will be accomplished by specially allocating other Profits, Losses and items of income, gain, loss and deduction, to the extent they exist, among the Partners so that the net amount of the Regulatory Allocations and the special allocations to each Partner is zero. The General Partner will have discretion to accomplish this result in any reasonable manner that is consistent with Code Section 704 and the related Treasury Regulations.

          (e)    Tax Allocations—Code Section 704(c).    In accordance with Code Section 704(c) and the related Treasury Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership, solely for tax purposes, will be allocated among the Partners so as to take account of any variation between the adjusted basis to the Partnership of the property for federal income tax purposes and the initial Book Value. If the Book Value of any Partnership asset is adjusted, subsequent allocations of income, gain, loss and deduction with respect to that asset will take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and the related Treasury Regulations. Any elections or other decisions relating to allocations under this Section 4.2(e) will be made in any manner that the General Partner determines reasonably reflects the purpose and intention of this Agreement. Allocations under this Section are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses or other items or distributions under any provision of this Agreement.

          (f)    Other Allocation Rules.    The following rules will apply to the calculation and allocation of Profits, Losses and other items:

            (1)   Except as otherwise provided in the Agreement, all Profits, Losses and other items allocated to the Partners will be allocated among them in proportion to their Sharing Ratios.

            (2)   For purposes of determining the Profits, Losses or any other item allocable to any period, Profits, Losses and other items will be determined on a daily, monthly or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the related Treasury Regulations.

            (3)   Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, credit and other allocations not provided for in this Agreement will be divided among the Partners in the same proportions as they share Profits and Losses.

          (g)    Partner Acknowledgment.    The Partners agree to be bound by the provisions of this Section in reporting their shares of Partnership income and loss for income tax purposes.

        4.3    Compliance with Code.    The foregoing provisions of this Article relating to the allocation of Profits, Losses and other items for federal income tax purposes are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Treasury Regulations. Notwithstanding anything to the contrary, nothing in this Article shall apply if it lacks "economic effect."

        4.4    Allocations upon Transfer of Partnership Interest.    Profits or Losses attributable to any Partnership Interest which has been transferred during any Partnership Fiscal Year shall be allocated between the transferor and the transferee as follows:

          (a)   For the days in such Fiscal Year prior to and including the date of the transfer, to the transferor.

          (b)   For the days in such Fiscal Year subsequent to the date of the transfer, to the transferee.

ARTICLE V

RIGHTS AND OBLIGATIONS OF THE GENERAL PARTNER

        5.1    Management and Control of the Partnership.    The General Partner shall manage and control all of the business operations and affairs of the Partnership and shall make all decisions affecting the Partnership business on all matters concerning the Partnership. Any Partnership action permitted or required by this Agreement to be made or taken by the General Partner shall be binding on all the Partners.

        5.2    Authority of the General Partner as to Third Persons.    Any Person dealing with the Partnership, the General Partner or any Partner may rely upon a certificate signed by the General Partner, thereunto duly authorized, concerning:

          (a)   The identity of such Partner;

          (b)   The existence or nonexistence of any fact or, facts that constitute conditions precedent to acts by the General Partner or the Partners or in any other manner germane to the affairs of the Partnership;

          (c)   The Person or Persons who are authorized to execute and deliver. any instrument or document of the Partnership; or

          (d)   Any act or failure to act by the Partnership or concerning any other matter whatsoever involving the Partnership, or any Partner as it regards Partnership business.

        5.3    Reimbursement of Expenses and Compensation of the General Partner.

          (a)   The General Partner or its designated Affiliate may be paid compensation for its services rendered in managing the business and affairs of the Partnership in the manner provided in the Corporate Services Agreement. The fee or compensation paid to the General Partner or its designated Affiliate under this Section 5.3(a) may be adjusted from time to time in the manner provided in the Corporate Services Agreement. Such amount paid under this Section 5.3(a) shall be pro rated if such amount is paid for less than a full calendar month.

          (b)   The General Partner or its designated Affiliate shall be entitled to reimbursement by the Partnership from time to time for all reasonable out-of-pocket expenses which are incurred by such Partner in connection with the business and affairs of the Partnership.

        5.4    Devotion of Time.    The General Partner. shall devote such time, services and efforts as may be reasonably necessary for the proper furtherance, management, operation, maintenance and care of the Partnership business. The General Partner shall not be required to devote its entire time to the business of the Partnership.

        5.5    Right of Competition.    Each Partner, in its individual capacity or otherwise, and its respective principals and Affiliates, shall be free to engage and conduct or participate in any business or activity whatsoever, including, without limitation, the business conducted by the Partnership, without any accountability or obligation whatsoever to the Partnership or to any other Partner.

        5.6    Liability of the General Partner.    It is the intent of this Section 5.6 to restrict the liability and fiduciary duties of the General Partner to. the maximum extent permitted under applicab'.e law and the Partnership Act. Neither the Partnership nor any Partner shall have any claim against the General Partner by reason of any act or omission of the General Partner, provided that such act or omission was performed by the General Partner in the belief that the General Partner was acting within the scope of its authority under this Agreement and that such act or omission did not involve the General Partner's bad faith, willful misconduct or fraud. Notwithstanding the above, the General Partner shall have no liability hereunder for failing to act if such act required the consent of some or all of the Limited Partners and the required consent to such action was not granted. Any amendment, modification or repeal of this Section 5.6 or any provision in this Section 5.6 shall be prospective only and shall not in any way affect the limitations on the General Partner's liability to the Partnership and the Limited Partners under this Section 5.6 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.

        5.7    Indemnification and Exculpation of the General Partner.    The Partnership shall indemnify the General Partner and each of its Affiliates, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership as set forth in this Agreement in which the General Partner or any of its Affiliates, may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (i) the act or omission of the General Partner, or any of its Affiliates, was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the General Partner did not reasonably believe that the General Partner, while acting as general partner, was acting in the best interests of the Limited Partners or, in all other cases, was acting in opposition of the Limited Partner's best interests; (iii) the General Partner or its Affiliates, actually received an improper personal benefit in money, property or services; or (iv) in the case of any criminal proceeding, the General Partner or its Affiliates, had reasonable cause to believe that the actor omission was unlawful. The termination of any proceeding by judgment, order or settlement does not create a presumption that the General Partner or its Affiliates, did not meet the requisite standard of conduct set forth in this Section 5.7. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the General Partner or its Affiliates, acted in a manner contrary to that specified in this Section 5.7. Any indemnification pursuant to this Section 5.7 shall be made only out of the assets of the Partnership, including insurance proceeds, if any.

        5.8    Transaction with Partners and Affiliates.    In addition to transactions specifically contemplated by the terms and provisions of this Agreement, the Partnership may enter into other transactions with any Partner or an Affiliate thereof or of the Partnership, provided that the terms of the transaction are fair and reasonable to the Partnership. To determine whether or not a transaction is fair and reasonable to the Partnership, the General Partner may consider the interests of any relevant Person, including any Partner or an affiliate thereof or the Partnership. In the absence of bad faith, willful misconduct or fraud by the General Partner, any transaction approved or effected by the General Partner on the Partnership's behalf with any Partner or an Affiliate thereof or of the Partnership, will be deemed to be fair and reasonable and not constitute a breach of the General Partner's fiduciary duty to the Partnership or to any Partner.

        5.9    Resolving Conflicts of Interest.    Unless expressly provided otherwise in this Agreement, if a potential conflict of interest arises between the General Partner or any of its owners or Affiliates, on the one hand, and the Partnership or any other Partner, on the other hand, the General Partner shall resolve the conflict of interest and any such resolution or course of action in respect of the conflict of interest shall be permitted and deemed approved, ratified and confirmed by all Partners, and shall not constitute a breach of this Agreement, of any other agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action is or (by operation of this Agreement) is deemed to be fair and reasonable to the Partnership. In connection with resolving any conflict of interest, the General Partner may consider (i) the relative interests of any Person (including. its own interest) to the conflict, agreement, transaction or situation and the benefits and burdens relating to the interests; (ii) any customary or accepted industry practices or historical dealings with a particular Person; (iii) any applicable generally accepted accounting practices or principles; and (iv) such additional factors as the General Partner deems relevant, reasonable or appropriate under the circumstances. Nothing in this Agreement shall require the General Partner to consider the interests of any Person other than the Partnership and its Partners.

        5.10    Conversion in Anticipation of Public Offering.    Notwithstanding anything in this Agreement to the contrary, and in addition to the rights of the General Partner granted in this Agreement, in anticipation of a public offering of the Partnership Interests, the General Partner may engage, or cause the Partnership to engage, in any transaction or combination of transactions for the purpose of reorganizing, converting or otherwise changing the form of the Partnership into a corporation or other business entity. If the General Partner engages or causes the Partnership to engage in any transaction described in this section, no Limited Partner, as such, may veto or have any other power that may limit the General Partner's authority under this section. A reorganization, conversion or change in form under this section may not affect the Partnership's overall business or operations, and the equity interests in the successor corporation or other entity must be based on the Partners' proportionate interests in the Partnership.

        5.11    Officers.

          (a)    Number.    The principal officers of the Partnership may consist of any or all of the following: the President, one or more Vice Presidents, the Treasurer and the Secretary, and such other officers and assistant officers and agents as may be deemed necessary and elected or appointed by the General Partner, at such time and in such manner and for such terms as the General Partner may prescribe. Any two or more offices may be held by the same person. The compensation of the officers shall be determined by the General Partner.

          (b)    General Duties.    All officers and agents of the Partnership, as between themselves and the Partnership, shall have such authority, perform such duties and manage the Partnership as may be provided in this Agreement or as may be determined by the General Partner not inconsistent with this Agreement.

          (c)    Election, Term of Office and Qualifications.    The officers shall be chosen by the General Partner. Each officer shall hold office until a successor is chosen and qualified or until the death, resignation or removal of such officer.

          (d)    Removal.    Any officer or agent appointed by the General Partner may be removed (with or without cause) by the General Partner whenever in its sole judgment the best interest of the Partnership will be served by such removal.

          (e)    Resignation.    Any officer may resign at any time by giving written notice to the General Partner. Such resignation shall take effect at the time specified in the notice, and, unless otherwise specified in the notice, the acceptance of such resignation shall not be necessary to make it effective. Such resignation shall be without prejudice to the contract rights, if any, of the Partnership.

          (f)    Vacancies.    Any vacancy in any office because of death, resignation, removal or any other cause shall be filled for the unexpired portion of the term in the manner prescribed in this Agreement for election or appointment to such office.

          (g)    The President.    The President shall have active management of the operations of the Partnership, subject, however, to the control of the General Partner. The President shall, in general, perform all duties incident to the office of President and such other duties as from time to time may be assigned by the General Partner.

          (h)    The Vice President.    Each Vice President shall have such powers and perform such duties as the General Partner may from time to time prescribe or as the President may from time to time delegate to such officer. At the request of the President, any Vice President may temporarily act in place of the President. In the case of the death, absence, or inability to act of the President, the General Partner may designate any. Vice President to perform, the duties of the President. The General Partner may appoint different types of vice presidents with different day-to-day management responsibility over the operations of the Partnership, including but not limited to the power to employ persons to accomplish the purposes of the Partnership.

          (i)    The Secretary.    The Secretary shall keep or cause to be kept in books provided for that purpose, minutes of the meetings of the Partners; shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law; shall be custodian of the records and, in general, shall perform all duties incident to the office of the secretary and such other duties as may from time to time be assigned by the General Partner or the President.

          (j)    The Treasurer.    The Treasurer shall be the principal financial officer of the Partnership; shall have charge and custody of and be responsible for all funds of the Partnership and deposit all such funds in the name of the Partnership in such banks, trust companies or other depositories as shall be selected by the. General Partner; shall receive and give receipts for moneys due and payable to the Partnership from any source; and, in general, shall perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned by the General Partner or the President. The Treasurer shall render to the General Partner, whenever the same shall be. required, an account of all transactions accomplished as Treasurer and of the financial condition of the Partnership. The Treasurer shall, if required to do so by the General Partner, give the Partnership a bond in such amount and with such surety or sureties as may be ordered by the General Partner, for the faithful performance of the duties of office and for the restoration to the Partnership, in the case of death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind belonging to the Partnership which are held or controlled by the Treasurer.

          (k)    Other Officers.    The General Partner may create any other office it deems appropriate and may assign titles, duties and responsibilities to such officers as it determines in its sole discretion.

          (l)    Indemnification.    The officers shall be indemnified by the Partnership in such amounts and using any procedure as the General Partner determines.

ARTICLE VI

RIGHTS AND STATUS OF LIMITED PARTNER

        6.1    General.    The Limited Partners have the rights and status of limited partners as provided in the Partnership Act. The Limited Partners may not take part in the management or control of the Partnership business, or sign for or bind the Partnership, such power being vested exclusively in the General Partner as provided herein.

        6.2    Limitation on Liability.    Except as provided under the Partnership Act, no Limited Partner shall have any personal liability whatsoever, whether to the Partnership, the General Partner or any creditor of the Partnership, for the debts of the Partnership, or any of its losses beyond the amount of the Limited Partners' Initial Capital Contribution and Additional Capital Contribution, if any. Accordingly, each Limited Partner's Partnership Interest shall be fully paid and nonassessable.

        6.3    Bankruptcy, Death.    Neither the Bankruptcy, death, disability, dissolution, liquidation or declaration of incompetence of a Limited Partner shall dissolve the Partnership, but the rights of a Limited Partner to share in the Profits and Losses of the Partnership and to receive distributions of Partnership funds, shall, on the happening of such an event, devolve upon the Limited Partner's estate, legal representative, or successors in interest, as the case may be, subject to this Agreement, and the Partnership shall continue as a limited partnership. In no event shall the estate, representative or successors in interest become a substitute Limited Partner, except in accordance with Article VII.

ARTICLE VII

TRANSFER OF PARTNERSHIP INTEREST

        7.1    Restriction on Transfer.

          (a)   Except upon the written approval of the General Partner or as expressly permitted herein, no Partner may Dispose of all or any portion of. its Partnership Interest or any beneficial right or interest therein, or contract to do or permit any of the foregoing, whether voluntarily or by operation of law, and any attempt to do so shall be void.

          (b)   Notwithstanding anything to the contrary contained herein, unless all of the Partners consent, no Partner may Dispose of all or any portion of its Partnership Interest if such Disposition:

            (1)   when added to the total of all other Dispositions of Partnership Interests within the preceding twelve (12) months, would result in the Partnership being considered to have terminated within the meaning of Code Section 708; or

            (2)   would violate any federal securities laws or any applicable state securities laws (including suitability standards).

          (c)   In order to effectuate the purpose of this Section 7.1, each Partner agrees that to the extent its interest in the Partnership is at any time held by any Entity, such Partner will seek to transfer such interest only through a direct transfer of such interest in the manner contemplated in this Section 7.1, and that no transfer or other Disposition will be effected, directly or indirectly, unless approved by the General Partner.

        7.2    Assignees.

          (a)   The Partnership shall not recognize for any purpose any purported sale, assignment or transfer of all or any fraction of the interest of a Partner unless the provisions of this Article have been satisfied, all costs of such assignment have been paid by the assigning Partner, such Disposition is exempt from registration under the Securities Act of 1933, as amended, and any other applicable state or federal securities act, such Disposition will not have any tax consequences to the Partnership, or any Partner and there is delivered to all of the non-transferring Partners, upon request of the General Partner, an opinion of counsel acceptable to the General Partner with respect to such securities exemption and tax consequences, and there is filed with the Partnership a written and dated notification of such Disposition, in form satisfactory to the General Partner, executed by both the seller, assignor or transferor and the purchaser, Assignee or transferee and such notification (1) contains the acceptance by the purchaser, Assignee or transferee of and agreement to be bound by all the terms and provisions of this Agreement and (2) represents that such Disposition was made in accordance with all applicable securities laws and regulations (including suitability standards). Any Disposition shall be recognized by the Partnership as effective on the date of such notification if the date of such notification is within fifteen (15) days of the date on which such notification is filed with the Partnership, and otherwise shall be recognized as effective on the date such notification is filed with the Partnership.

          (b)   Any Partner who assigns all its interest in the Partnership shall cease to be a Partner, except that, unless and until a substituted Partner has been admitted into the Partnership, the assigning Partner shall retain the statutory rights of the assignor of a partner's interest under the Partnership Act.

          (c)   A Person who is the Assignee of all or any fraction of the interest of a Partner, but does not become a substituted Partner, and desires to make a further assignment of such interest, shall be subject to all the provisions of this Article to the same extent and in the same manner as any Partner desiring to make an assignment of its interest.

        7.3    Substituted Partner.

          (a)   Except as otherwise provided in this Article VII, no Partner shall have the right to substitute in its place a purchaser, Assignee, transferee, donee, heir, legatee or other recipient of all or any portion of the Partnership Interest of such Partner. Any other such purchaser, Assignee, transferee, donee, legatee, distributee or other recipient of an interest shall be admitted to the Partnership as a substituted Partner only with the consent of the General Partner.

          (b)   No Person shall become a substituted Partner until such Person has satisfied the requirements of this Article and until that time shall have no right to vote on, consent to or approve any matter or decision with respect to the Partnership; provided, however, that for the purpose of allocating Profits, Losses and other items and distributing Distributable Cash Flow, a Person shall be treated as. having become, and as appearing in the records of the Partnership as a Partner on such date as the sale, assignment or transfer to such person was recognized by the Partnership pursuant to Section 7.2.

        7.4    Basis Adjustment.    Upon the transfer of all or part of an interest in the Partnership, at the request of the transferee of the interest, the General Partner with the consent of all of the Partners may cause the Partnership to elect, pursuant to Section 754 of the Code, to adjust the basis of the Partnership properties as provided in Section 734 and 743 of the Code. The Partnership may require the requesting transferee to bear all of the accounting and administrative costs as a condition to its consent.

ARTICLE VIII

BANK ACCOUNTS, BOOKS OF ACCOUNT, REPORTS AND FISCAL YEAR

        8.1    Bank Accounts, Investments.    The General Partner shall establish one or more bank accounts in the name of the Partnership into which all Partnership funds shall be deposited. No other funds shall be deposited into these accounts. However, pending their withdrawal for Partnership purposes, Partnership funds may be invested in such securities and money market funds as the General Partner may select.

        8.2    Books and Records.    The General Partner shall keep complete and accurate books of account and records relative to the Partnership's business. The books and records of the Partnership shall be kept on the method of reporting for tax and financial reporting purposes as determined by the General Partner. The Partnership books and records shall at all times be maintained at the principal business office of the Partnership or its accountants and shall be available for examination at such office by any Partner or its duly authorized representatives during regular business hours. Any Partner, at its own expense, may cause an audit of the books and records of the Partnership during regular business hours and shall furnish a written report thereof to the other Partners.

        8.3    Tax Returns and Information.    The Partners intend for the Partnership to be treated as a partnership for tax purposes. The General Partner shall prepare or cause to be prepared all federal, state and local income and other tax returns which the Partnership is required to file. The method of computing Depreciation for tax purposes, and the decision whether to exercise or to revoke any or all of the elections available to the Partnership under the Code, shall be made by all of the Partners. Each of the Partners shall supply to the Partnership the information necessary to properly give effect to any such election.

        8.4    Tax Matters Partner.    The General Partner will serve as the tax matters partner of the Partnership pursuant to Section 623 1(a)(7) of the Code.

        8.5    Fiscal Year.    The Fiscal Year of the Partnership shall be the calendar year.

ARTICLE IX

DISSOLUTION, LIQUIDATION AND TERMINATION OF THE PARTNERSHIP

        9.1    Events Causing Dissolution.

          (a)   The Partnership shall be dissolved upon the happening of any of the following events:

            (1)   The entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Partnership to be Bankrupt, and the expiration without appeal of the period, if any, allowed by applicable law in which to appeal therefrom;

            (2)   The Bankruptcy, liquidation or dissolution of the General Partner or any other withdrawal event by the General Partner under the Partnership Act;

            (3)   The election to dissolve the Partnership by the General Partner; or

            (4)   The entry of a decree of judicial dissolution under the Partnership Act.

          (b)   Dissolution of the Partnership shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until there has been a winding up of the Partnership's business and affairs, and the assets of the Partnership have been distributed as provided in Section 9.2.

          (c)   Notwithstanding anything contained to the contrary in Section 9.1(a), if a dissolution of the Partnership would otherwise occur due to the occurrence of an event of dissolution under

  Sections 9.1(a)(2), the Partnership may be reconstituted if either (i) there remains at least one General Partner and such remaining General Partner or General Partners elect to continue the business of the Partnership or (ii) within ninety (90) days of such event of dissolution a Majority in Interest of the Partners agree in writing to continue the business of the Partnership and, to the extent they desire, or if there is no remaining General Partner, the Limited Partners agree to the appointment of one or more new General Partners effective as of the date of such event of dissolution.

        9.2    Liquidation; Sale of Substantially all of the Assets.

          (a)   Upon dissolution of the Partnership, the General Partner may cause any part or all of the Partnership assets to be sold in such manner as the General Partner shall reasonably determine in an effort to obtain the best prices for such assets (provided, however, that the General Partner may distribute Partnership assets in kind to the Partners to the extent practicable). During the liquidation period, the General Partner shall have the right to continue to operate and otherwise to deal with Partnership property to the same extent the General Partner.has such right prior to dissolution of the Partnership. In the event that the sole remaining General Partner has dissolved, withdrawn or becomes Bankrupt or legally incapacitated, a Majority in Interest of the Limited Partners may, within thirty (30) days after any such occurrence, appoint a Person to perform the functions of the General Partner in liquidating the assets of the Partnership and winding up its affairs.

          (b)   In settling accounts after dissolution, the assets of the Partnership shall be paid or distributed in the following order:

            (1)   To third party creditors, in the order of priority as provided by law;

            (2)   Then, to the Partners for any unreimbursed costs and expenses owing to. the Partners pursuant to this Agreement;

            (3)   Then, to the repayment of any loans, with interest, made by any Partner to the Partnership, and if more than one Partner has any outstanding loans owing from the Partnership, such repayment shall be made, pro rata, in accordance with the total amount outstanding to each Partner;

            (4)   Then, an amount equal to the then remaining positive balances in the Capital Accounts of the Partners shall be distributed to the Partners in proportion to the amount of such balances; and

            (5)   Then, any remainder shall be distributed to the Partners, pro rata, in accordance with their respective Sharing Ratios.

        9.3    Distributions in Kind.    If any assets of the Partnership are distributed in kind pursuant to this Agreement, such assets shall be distributed to the Partners entitled thereto as tenants in common in the same proportions as the Partners would have been entitled to cash distributions if such property had been sold for cash at its fair market value and the net proceeds thereof distributed to the Partners. In the event that distributions in kind are made to the Partners, the Capital Account balances of such Partners shall be adjusted to reflect the Partners' allocable share of gain or loss which would have resulted if the distributed property had been sold at its fair market value.

ARTICLE X

POWER OF ATTORNEY

        10.1    Appointment of the General Partner as Attorney-in-Fact.

          (a)   Each Limited Partner, by the execution of this Agreement, irrevocably constitutes and appoints the General Partner, its true and lawful agent and attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents, instruments and conveyances that may he necessary or appropriate to carry out the provisions or purposes of this Agreement, including without limitation:

            (1)   all certificates and other instruments, including, but not limited to, counterparts of this Agreement, and any amendment thereof that the General Partner deems appropriate to qualify or continue the Partnership as a partnership or a partnership in which the Limited Partner will have limited liability comparable to that provided by the Partnership Act, in the jurisdictions in which the Partnership may conduct business;

            (2)   any amendment, supplement or restatement of this Agreement approved by the Partners in accordance with Section 11.5;

            (3)   all instruments that the General Partner deems appropriate to reflect a change or modification of the Partnership in accordance with the terms of this Agreement; and

            (4)   all conveyances and other instruments that the General Partner deems appropriate to reflect the dissolution and termination of the Partnership.

          (b)   The appointment of the General Partner by each Limited Partner as agent and attorney-in-fact shall be deemed irrevocable and to be a power coupled with an interest and shall survive the legal incapacity of any Person hereby giving such power and the Disposition of all or any part of the Partnership Interest of such Person; provided, however, that in the event of the Disposition by a Limited Partner of all its interest, the foregoing power of attorney shall survive such Disposition only until such time as the transferee shall have been admitted to the Partnership as a Limited Partner, and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

ARTICLE XI

MISCELLANEOUS

        11.1    Notices.    All notices given pursuant to this Agreement shall be in writing and shall either be mailed by first class mail, postage prepaid, registered or certified with return receipt requested, or delivered in person to the intended addressee, or sent by telecopy followed by confirmatory letter. Notice so mailed shall be effective upon the expiration of three business days after its deposit. Notice given in any other manner shall be effective only if and when received by the addressee. For purposes of notice, the address of the Partners shall be as stated under their names on the attached Schedule 1;provided, however, that each Partner shall have the right to change its address for notice hereunder to any other location by the giving of ten (10) days notice to-the General Partner (or in the case of the General Partner, to the other Partners) in the manner set forth above.

        11.2    Governing Law; Submission to Jurisdiction.    This Agreement shall be governed by and construed in accordance with the substantive federal laws of the United States and the internal laws of the State of Delaware.

        11.3    Successors and Assigns.    This Agreement shall be binding upon and shall inure to the benefit of the Partners, and their respective heirs, legal representatives, successors and assigns; provided, however, that nothing contained herein shall negate or diminish the restrictions set forth in Article VII.

        11.4    Entire Agreement.    This Agreement, including the schedules and exhibits, if any, contains the entire agreement among the Partners relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated.

        11.5    Amendments.    Amendments or modifications may be made to this Agreement only by setting the same forth in a document duly executed by all of the Partners, and any alleged amendment or modification herein which is not so documented shall not be effective as to any Partner. Notwithstanding the foregoing, the General Partner (under its power of attorney), without the approval of the Limited Partner, may amend this Agreement in any way that does not affect materially the Limited Partner's fundamental economic interests in the Partnership.

        11.6    Severability.    This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement or the application thereof to any Person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, but the extent of such invalidity or unenforceability does not destroy the basis of the bargain among the Partners as expressed herein, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, but rather shall be enforced to 'the greatest extent permitted by law.

        11.7    Gender and Number.    Whenever required by the context, as used in this Agreement, all personal pronouns shall include the other genders whether using the masculine, feminine or neuter gender, and the singular shall include the plural.

        11.8    Exhibits and Schedules.    Each exhibit and schedule to this Agreement is incorporated herein for all purposes.

        11.9    Creditors Not Benefited.    Nothing in this Agreement is intended to nor shall it benefit any creditor of the Partnership. No creditor of the Partnership will be entitled to require the General Partner to solicit or accept any loan or Additional Capital Contribution for the Partncrship or to enforce any right which the Partnership or any Partner may have against a Partner, whether arising under this Agreement or otherwise.

        11.10    Captions.    The Article and Section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent or for any purpose, to limit or define the text of any Article or Section.

        11.11    Counterparts.    This Agreement may be executed in counterparts, each of which shall be an original but all of which shall constitute but one document.

        11.12    Estoppel Certificate.    Each Partner shall at any time and from time to time upon not less than 20 days' prior written notice from the General Partner execute, acknowledge, and send to the Partnership a statement in writing certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the Agreement is in full force and effect as modified and stating the modifications) and stating whether or not as to all Partners any is in default in keeping, observing or performing any of the terms contained in this Agreement, and if in default, specifying each default (limited, as regards the other's defaults, to those defaults of which the certifying Partner has knowledge).

[Separate signature pages attached]

        EXECUTED to be effective the day, month and year above first written.

General Partner	Cornell Companies Management, LLC
By:
		/s/ Kevin Kelly	, Manager
Limited Partner
	By:	/s/ Kevin Kelly Cornell Companies, Inc.

SCHEDULE 1

        Names, Addresses, Initial Capital Contributions and Sharing Ratios of the Partners

Names and Addresses of Partners	Initial Contribution	Sharing Ratio
General Partner:
Cornell Companies Management, LLC 1700 West Loop South, Suite 1500 Houston, TX 77027 Attn: Kevin Kelly, Manager	$10.00	1.00%
Limited Partner:
Cornell Companies, Inc. 1700 West Loop South, Suite 1500 Houston, TX 77027 Attn: Kevin Kelly, Manager	All of the Limited Partner's right, title and interest in and to the assets and property required to perform, or reasonably related to performing, the Services, as defined in the Corporate Services Agreement.	99.0%

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AGREEMENT OF LIMITED PARTNERSHIP OF CORNELL COMPANIES MANAGEMENT SERVICES LIMITED PARTNERSHIP
SCHEDULE 1